Exhibit 99.1

TEKNI-PLEX, INC. SUCCESSFULLY COMPLETES FINANCIAL RESTRUCTURING
AND APPOINTS PAUL J. YOUNG AS CHIEF EXECUTIVE OFFICER

SOMERVILLE, NJ, June 2, 2008 – Tekni-Plex, Inc. announced today that it has successfully completed a restructuring of its capital structure that has strengthened the Company’s financial position and its ability to operate and grow its businesses. Tekni-Plex today also announced that Paul J. Young has been named Chief Executive Officer, succeeding Dr. F. Patrick Smith, who has elected to retire.

As previously announced, on April 11, 2008, Tekni-Plex entered into an agreement with certain of its stakeholders regarding a restructuring that, among other things, would deleverage its balance sheet, increase liquidity and reduce annual interest expense.  The restructuring has now been consummated, enabling the Company to continue to meet its obligations to its employees, creditors, customers and suppliers.

“The consummation of the restructuring agreement without any major disruptions to the operations of the Company represents the efforts of a number of constituencies working together to develop a solution that positions Tekni-Plex for future success as a leader in the packaging and tubing markets,” said James A. Mesterharm, Chief Restructuring Officer of Tekni-Plex, Inc. “We are extremely appreciative of the continued support throughout this process of our employees, customers and suppliers. We are also grateful for Oaktree Capital Management and Avenue Capital Group’s role in solidifying our capital structure and providing support for the business as it completes its turnaround.”

As a result of the restructuring, Oaktree Capital Management and Avenue Capital Group own a controlling interest of over 80% of the common stock of Tekni-Plex.  Oaktree is a Los Angeles headquartered, global alternative investment management firm, with over $54 billion in assets under management. Avenue Capital is a global investment management firm with approximately $20 billion in assets under management, with headquarters in New York.

Pursuant to the restructuring:

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Holders of approximately 96.3% of the Company’s 12.75% Senior Subordinated Notes due 2010 (the “Subordinated Notes”), representing approximately $342 million in debt, have exchanged their notes for 100% of the common stock of Tekni-Plex, subject to dilution by a management incentive plan and the exercise of the warrants described below. The restructuring of this obligation lessens the Company’s annual interest burden by approximately $39 million.

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All general unsecured creditors of Tekni-Plex, including trade creditors, are unaffected by the restructuring, and the Company intends to continue to honor its obligations to those creditors in the ordinary course of business.

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The Company will continue to honor its obligations under its expanded $110 million credit facility, its 10.875% Senior Secured Notes due 2012, its 8.75% Senior Secured Notes due 2013 and any remaining Subordinated Notes that have not been exchanged for common stock.

•	The Company’s preferred stock has been exchanged for three tranches of warrants to purchase common shares of the Company at various exercise prices.

•	The Company’s existing common stock has been purchased by the Company for $250,000.

The restructuring of the Company’s Subordinated Notes has met the conditions established by the each of the Company’s revolving credit facility lenders, and as such the lenders have agreed to enhance Tekni’s liquidity by increasing the maximum availability under the credit facility from $95 million to $110 million.

Paul Young joins Tekni-Plex from Graham Packaging, where he led the integration of the acquisition of the Owens-Illinois plastic container business and later became Senior Vice President of the PET Bottle division, which had revenues of over $900 million and over 23 plants in North America.  Young also served in senior business and manufacturing roles for Owens-Illinois, Continental PET Technologies, and Continental Can.  He has an MBA from DePaul University and a BS in Chemical Engineering from University of Toledo. Paul will work with Jim Mesterharm to facilitate an orderly transition of the operations of Company

“I am looking forward to joining the Tekni-Plex team and continuing to drive the success of the Company in the many packaging and tubing segments in which we enjoy a leadership position,” Young said.  “I am also very eager to get out and meet our customers and vendors to see where I can make a difference to improve our business.  We intend to continue to strive to be an innovative partner to our customers and vendors by delivering high quality products, while making an acceptable return for our shareholders.”

With the completion of the restructuring, Dr. F. Patrick Smith, Tekni-Plex’s former Chief Executive Officer and Chairman of the Board, has retired. “We appreciate Dr. Smith’s years of service to Tekni-Plex and his efforts in working constructively towards the restructuring,” Mesterharm said.

About Tekni-Plex, Inc.

Tekni-Plex is a global, diversified manufacturer of packaging, packaging products and materials, as well as tubing products. The Company primarily serves the food, healthcare and consumer markets. It has built leadership positions in its core markets, and focuses on vertically integrated production of highly specialized products.  Tekni-Plex has operations in the United States, Europe, China, Argentina and Canada.

The Company’s operations are aligned under two business segments: Packaging and Tubing Products. Representative product lines in the Packaging segment include foam egg cartons; pharmaceutical blister films; poultry and meat processor trays; closure liners; aerosol and pump packaging components; and foam plates. Representative product lines in the Tubing Products segment include garden and irrigation hose; medical tubing; and aeration hose. The Company also manufactures other products that do not fit in either of these segments, including recycled PET, vinyl compounds and specialty resins.

This press release includes statements that may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: price volatility and availability of raw materials and the Company’s ability to correspondingly increase its prices, competitive factors, risks related to foreign investments and operations, seasonality, changes in environmental and safety laws and regulations and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Tekni-Plex undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Contact:

Media Inquiries Only:

Kekst and Company
Michael Freitag
(212) 521-4800